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                                                                   Exhibit 10.50

$1,800,000                                                        March 20, 2001

                             Secured Promissory Note

1. The undersigned hereby agrees to pay to Global Crossing Development Co. ("Employer"), or order, at 360 N. Crescent Drive, Beverly Hills, California 90210, or at such other place as the Employer may, from time to time, designate in writing, the principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000).

2. The principal amount and all accrued interest shall be due and payable in full at the earlier of (i) March 21, 2002, or (ii) termination from employment with Employer and its affiliates for any reason (the "Due Date").

3.  This   Promissory  Note  shall  bear  interest  at  the  rate  of  four  and three-quarters percent (4.75%) per annum. This Promissory Note may be prepaid in whole or in part at any time.

4. This Promissory Note shall be governed by the laws of the State of New York. In the event of default in the payment of any sums due hereunder, Employer shall be entitled to reimbursement from the undersigned for all costs of collections, including reasonable attorney's fees and costs. In the event of default in the payment of any sums due hereunder, to the extent permitted by law, Employer shall have the right to offset sums due hereunder against any other sums which may be owed by Employer to the undersigned.

5. This Secured Promissory Note is secured by a second mortgage on real property in favor of Employer.

/s/ David Walsh
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David Walsh